As filed with the U.S. Securities and Exchange Commission on February 4, 2025

Registration No. 333-284004

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Heidmar Maritime Holdings Corp.

(Exact name of registrant as specified in its charter)

Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

89 Akti Miaouli

Piraeus 18538, Greece

+30 216-002-4900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Keith Billotti, Esq. Seward & Kissel LLP One Battery Park Plaza New York, NY 10004 (212) 574-1200	Ross D. Carmel Jeffrey P. Wofford Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, New York 10036 (212) 930-9700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 4 (this “Amendment”) to the registration statement on Form F-4 (File No. 333-284004) originally filed on December 23, 2024 (the “Registration Statement”), by Heidmar Maritime Holdings Corp. (the “Company”), is being filed solely for the purpose of submitting certain exhibits. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, Exhibit 5.1 and Exhibit 8.1. This Amendment does not modify any provisions of the prospectus that forms part of the Registration Statement and, accordingly, such prospectus has not been included herein. This Amendment is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

II. Section 60 of the Business Corporation Act provides as follows:

Indemnification of directors and officers:

(1) Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2) Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3) When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall, be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4) Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5) Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6) Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

III. Indemnification Agreements

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
2.1†	Business Combination Agreement, dated June 18, 2024, by and between MGO Global Inc., Heidmar Inc., Heidmar Maritime Holdings Corp., HMR Merger Sub Inc. and the other parties thereto (included as Annex A of the proxy statement/prospectus).

2.2†	First Amendment to the Business Combination Agreement, dated December 17, 2024, by and between MGO Global Inc. and Heidmar Inc. (included as Annex A-1 of this proxy statement/ prospectus)

2.3†	Second Amendment to the Business Combination Agreement, dated January 31, 2025, by and between MGO Global Inc. and Heidmar Inc. (included as Annex A-II of this proxy statement/ prospectus).

3.1†	Form of Amended and Restated Articles of Incorporation of Heidmar Maritime Holdings Corp. (included as Annex E of the proxy statement/prospectus).

3.2†	Form of Amended and Restated Bylaws of Heidmar Maritime Holdings Corp.

4.1†	Form of Stock Certificate of Heidmar Maritime Holdings Corp.

4.2†	Form of Shareholders Agreement.

4.3†	Form of Registration Rights Agreement.

5.1	Opinion of Seward & Kissel, counsel to Heidmar Maritime Holdings Corp.

8.1	Opinion of Seward & Kissel LLP, United States counsel to Heidmar Maritime Holdings Corp., with respect to certain U.S. tax matters.

10.1†	Opinion of Newbridge Securities Corporation (included as Annex B of this proxy statement/prospectus).

10.2†	Form of Voting and Support Agreement (included as Annex C of this proxy statement/prospectus).

10.3†	Form of Lock-Up/Leak-Out Agreement (included as Annex D of this proxy statement/prospectus).

10.4†	Working Capital Borrowing Base Facility, dated July 27, 2022, between SeaLion Tankers Inc. and Macquarie Bank Limited, London Branch.

10.5†	Amendment Agreement, dated August 19, 2022, to Working Capital Borrowing Base Facility, dated July 27, 2022, between SeaLion Tankers Inc., Heidmar UK Trading Limited and Macquarie Bank Limited, London Branch.

Exhibit No.	Description

10.6†	Amendment Agreement, dated December 13, 2022, to Working Capital Borrowing Base Facility, dated July 27, 2022, as amended by Amendment Agreement dated August 19, 2022, between SeaLion Tankers Inc., Heidmar UK Trading Limited and Macquarie Bank Limited, London Branch.

10.7†	Working Capital Borrowing Base Facility, dated July 27, 2022, between Seadragon Tankers Inc. and Macquarie Bank Limited, London Branch.

10.8†	Amendment Agreement, dated December 13, 2022, to Working Capital Borrowing Base Facility, dated July 27, 2022, between Seadragon Tankers Inc., Heidmar UK Trading Limited and Macquarie Bank Limited, London Branch.

10.9†	Working Capital Borrowing Base Facility, dated July 27, 2022, between Dorado Tankers Pool Inc. and Macquarie Bank Limited, London Branch.

10.10†	Amendment Agreement, dated December 13, 2022, to Working Capital Borrowing Base Facility, dated July 27, 2022, between Dorado Tankers Pool Inc., Heidmar UK Trading Limited and Macquarie Bank Limited, London Branch.

10.11†	Amendment and Restatement Agreement to Working Capital Borrowing Base Facility, dated July 27, 2022, between Blue Fin Tankers Inc., Heidmar (Far East) Tankers Pte. Ltd., Heidmar UK Trading Limited and Macquarie Bank Limited, London Branch.

10.12†	Amendment Agreement, dated August 19, 2022, to Amendment and Restatement Agreement to Working Capital Borrowing Base Facility, dated July 27, 2022, between Blue Fin Tankers Inc., Heidmar (Far East) Tankers Pte. Ltd., Heidmar UK Trading Limited and Macquarie Bank Limited, London Branch.

10.13†	Amendment Agreement, dated December 13, 2022, to Amendment and Restatement Agreement to Working Capital Borrowing Base Facility, dated July 27, 2022, as amended by Amendment Agreement dated August 19, 2022, between Blue Fin Tankers Inc., Heidmar (Far East) Tankers Pte. Ltd., Heidmar UK Trading Limited and Macquarie Bank Limited, London Branch.

10.14†	Amendment Agreement, dated October 30, 2024, to Working Capital Borrowing Base Facility, dated July 27, 2022, between Dorado Tankers Pool Inc., Heidmar UK Trading Limited and Macquarie Bank Limited, London Branch.

10.15†	Amendment Agreement, October 30, 2024, to Working Capital Borrowing Base Facility, dated July 27, 2022, between Blue Fin Tankers Inc., Heidmar (Far East) Tankers Pte. Ltd., Heidmar UK Trading Limited and Macquarie Bank Limited, London Branch.

10.16†	Amendment Agreement, October 30, 2024, to Working Capital Borrowing Base Facility, dated July 27, 2022, between Seadragon Tankers Inc., Heidmar UK Trading Limited and Macquarie Bank Limited, London Branch.

10.17†	Amendment Agreement, dated October 30, 2024, to Working Capital Borrowing Base Facility, dated July 27, 2022, between SeaLion Tankers Inc., Heidmar UK Trading Limited and Macquarie Bank Limited, London Branch.

21.1†	Subsidiaries of Heidmar Inc.

23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1).

23.2	Consent of Seward & Kissel LLP (included in Exhibit 8.1).

23.4†	Consent of Deloitte Certified Public Accountants S.A., independent registered public accounting firm of Heidmar Inc.

Exhibit No.	Description

23.5†	Consent of Assurance Dimensions, LLC, independent registered public accounting firm of MGO Global Inc.

24.1†	Power of Attorney (contained on signature page).

99.1†	Form of Proxy Card for MGO Global Inc.’s Special Meeting of Stockholders.

107†	Filing Fee Table.

†	Previously filed.

(b) Financial Statements

See page F-1 for an index of financial statements included in this registration statement on Form F-4.

Item 22.	Undertakings

(a) The undersigned Registrant hereby undertakes as follows:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§ 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved thereby, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece, on February 4, 2025.

Heidmar Maritime Holdings Corp.

By:	/s/ Pankaj Khanna
Name:	Pankaj Khanna
Title:	Chief Executive Officer and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on February 4, 2025.

Signature	Title

/s/ Pankaj Khanna Pankaj Khanna	Chief Executive Officer and Director (Principal Executive Officer)

Signature	Title

/s/ Niki Fotiou Niki Fotiou	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement on February 4, 2025.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative